EXHIBIT 2

                          AGREEMENT AND PLAN OF MERGER

                                 by and between

                             PROPERTY CAPITAL TRUST

                                       and

                      MARYLAND PROPERTY CAPITAL TRUST, INC.




                            Dated as of June 18, 1998

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                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----
ARTICLE 1.  THE MERGER......................................................2
  Section 1.1  The Merger...................................................2
  Section 1.2  The Closing..................................................3
  Section 1.3  Effective Time...............................................3

ARTICLE 2.  CHARTER AND BY-LAWS OF SURVIVING CORPORATION....................3
  Section 2.1  Charter......................................................3
  Section 2.2  By-laws......................................................3

ARTICLE 3.  DIRECTORS AND OFFICERS OF SURVIVING CORPORATION.................3
  Section 3.1  Directors....................................................3
  Section 3.2  Officers.....................................................3

ARTICLE 4.  EFFECT ON SECURITIES............................................4
  Section 4.1  Conversion of Shares of the Trust............................4
  Section 4.2  Exchange of Certificates Representing Shares.................6

ARTICLE 5.  CONDITIONS TO CLOSING...........................................8
  Section 5.1  Shareholder Approval.........................................8
  Section 5.2  Investment Agreement.........................................8
  Section 5.3  Merger Agreements............................................8

ARTICLE 6.  INDEMNIFICATION.................................................8
  Section 6.1  No modification..............................................8
  Section 6.2  Indemnification..............................................8
  Section 6.3  Additional coverage.........................................10
  Section 6.4  Third-party rights..........................................10

ARTICLE 7.  TERMINATION....................................................10

ARTICLE 8.  MISCELLANEOUS..................................................10
  Section 8.1  Entire Agreement............................................10
  Section 8.2  Succession and Assignment; Third-Party Rights...............10
  Section 8.3  Counterparts................................................10
  Section 8.4  Headings....................................................11
  Section 8.5  Governing Law...............................................11
  Section 8.6  Amendments..................................................11
  Section 8.7  Severability................................................11
  Section 8.8  Expenses....................................................11
  Section 8.9  Service of Process..........................................11
  Section 8.10 Exculpation.................................................11

                                       (i)

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                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER dated as of June 18, 1998 (including all exhibits, hereinafter referred to as this "Agreement") is made and entered into by and between Property Capital Trust, a Massachusetts business trust (the "Trust"), and Maryland Property Capital Trust, Inc., a Maryland corporation (the "Corporation").

                                    RECITALS

         A. The Trust was organized pursuant to a Declaration of Trust dated June 9, 1969 (as amended and restated, the "Declaration of Trust").

         B. Section 3.1 of the Declaration of Trust provides that the Trustees serving under said Declaration of Trust

                  "without other or further authorization, shall have the absolute power and exclusive control, management and authority over the Trust Property, the disposition of the Trust Property and the conduct of the business of the Trust, to the same extent as if the Trustees were the sole owners of the Trust Property and the sole persons interested in the Trust in their own right, subject only to the limitations expressly stated in this Declaration. Such powers may be exercised without order of or resort to any court or to the Shareholders. Without restricting or limiting the generality of the foregoing powers, authority and discretion conferred by this Declaration or which the Trustees may have by law, the Trustees shall have power:

                  F. To acquire by purchase or otherwise, or to organize under the laws of any jurisdiction, one or more corporations, associations, trusts or other business entities, and, subject to Sections 10.1, 10.2 and 10.3 herein, to dissolve, terminate, reorganize or liquidate the Trust or any business entity acquired or organized hereunder, to merge or consolidate the Trust with any business entity and to merge or consolidate any business entity with the Trust."

         C. The Trustees presently serving under the Declaration of Trust (the "Trustees") have determined that it is in the interest of the Trust and of the shareholders of the Trust that the business heretofore conducted by the Trust be conducted by, and the properties and assets of the Trust (subject to all of the liabilities and obligations of the Trust) be owned by, a corporate entity in which the shareholders of the Trust will, immediately following such reorganization, have the same pro rata interest as stockholders of said corporation as such shareholders have as shareholders of the Trust.

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         D. The Trustees of the Trust have determined that a corporation organized under the Maryland General Corporation Law (the "MGCL") is a proper and advantageous form of corporate entity to carry on the business of the Trust.

         E. The Trustees have caused the organization of the Corporation, which is a qualified REIT subsidiary, under the MGCL and the Corporation currently has 100 shares of common stock outstanding, all of which are owned and held by the Trust.

         F. The consummation of the Merger (as defined below) is conditioned upon approval of the holders of two-thirds of the shares of beneficial interest of the Trust.

         G. A special meeting of the shareholders of the Trust shall be called by the President of the Trust on such day and at such time and place as he determines, for the purpose of approving the Merger (as defined below) pursuant to this Agreement and for such other business as he may determine is appropriate to be considered at such meeting.

         H. The appropriate officers and representatives of the Trust shall prepare and file with the Securities and Exchange Commission and distribute to shareholders of the Trust notice of and a proxy statement with respect to such special meeting of shareholders in combination with, if appropriate, a prospectus relating to the shares of stock of the Corporation to be issued in exchange for shares of the Trust.

         I. Contemporaneously with the execution of this Agreement, the Corporation and the Trust have entered into an Investment Agreement (the "Investment Agreement") with the Purchasers (as such term is defined therein) which provides for, subject to the consummation of the Merger (as defined below), the purchase of (i) 331,672 shares of common stock of the Corporation and (ii) the number of Additional Shares (as such term is defined in the Investment Agreement), by the Purchasers at a price of $3.31653 per share.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Trust and the Corporation hereby agree as follows:

                              ARTICLE 1. THE MERGER

         Section 1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3 hereof), the Trust shall be merged with and into the Corporation in accordance with this Agreement and the separate existence of the Trust shall thereupon cease (the "Merger"). The Corporation shall be the surviving entity in the Merger and shall change its name to "Property Capital Trust, Inc." (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in Section 3-114 of the MGCL.

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         Section 1.2 The Closing. Subject to the terms and conditions of this
Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Goodwin, Procter & Hoar, Exchange Place, Boston, Massachusetts 02109 at 9:59 a.m., local time, on the business day on which the last of the conditions set forth in Article 5 shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as the parties hereto may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

         Section 1.3 Effective Time. If all the conditions to the Merger set forth in Article 5 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 7, the parties hereto shall cause Articles of Merger satisfying the requirements of the MGCL to be properly executed, verified and delivered for filing in accordance with the MGCL on the Closing Date. The Merger shall become effective upon the acceptance for record of the Articles of Merger by the State Department of Assessments and Taxation of Maryland in accordance with the MGCL or at such later time which the parties hereto shall have agreed upon and designated in such filing in accordance with applicable law as the effective time of the Merger (the "Effective Time").

             ARTICLE 2. CHARTER AND BY-LAWS OF SURVIVING CORPORATION

         Section 2.1 Charter. The Charter (as defined in the MGCL) of the Corporation in effect immediately prior to the Effective Time shall be the Charter of the Surviving Corporation, until duly amended in accordance with applicable law.

         Section 2.2 By-laws. The By-laws of the Corporation in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

           ARTICLE 3. DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

         Section 3.1 Directors. The directors of the Surviving Corporation in office at and as of the Effective Time to serve for terms expiring at the annual meeting of shareholders of the Surviving Corporation held in the calendar year indicated shall be those persons identified below:


         1999                         2000                      2001
         ----                         ----                      ----

         Bruce A. Beal                Robert L. Beal            Michael A. Manzo
         Christopher H. Browne        Scott Bessent

         Section 3.2 Officers. The officers of the Surviving Corporation in office at and as of the Effective Time to serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the charter and the by-laws of the Surviving Corporation shall be those persons identified below:

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                                    Bruce A. Beal, President
                                    Michael A. Manzo, Treasurer
                                    Robert L. Beal, Secretary


                         ARTICLE 4. EFFECT ON SECURITIES

         Section 4.1 Conversion of Shares of the Trust.

                  (a) At the Effective Time, each share of beneficial interest, no par value per share, of the Trust (the "Shares") outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Trust, the Corporation or the holders of any of the securities of either entity, be converted into the right to receive (i) a cash payment equal to the quotient obtained by dividing the sum of (x) all cash and cash equivalents held by the Trust on the Effective Date, including rent and interest received in respect of the land underlying the Cincinnati Marriott and the subordinate leasehold mortgages thereon (the "Cincinnati Property"), and (y) the proceeds from the sale of the Cincinnati Property, if such property is sold by the Effective Date but the proceeds of such sale have not been distributed, net of all expenses reasonably related thereto except overhead and similar expenses, by the number of shares of the Trust outstanding on the Effective Date (together, the "Cash Consideration"); (ii) one-sixtieth of a share of the common stock, par value $.01 per share, of the Corporation (the "Corporation Common Stock") and (iii) one Contingent Payment Right (as defined below) (the Cash Consideration, the Corporation Common Stock and the Contingent Payment Right are collectively referred to as the "Merger Consideration").

                  (b) A "Contingent Payment Right" represents the right of a shareholder of the Trust (who is such immediately prior to the Effective Time) to receive such shareholder's pro-rata share (based on the number of shares of the Trust held by such shareholder immediately prior to the Effective Time) of the sum of (x) the net proceeds (as such are described in subsection (a)) from the sale of the Cincinnati Property, if such sale is effected on or after the Effective Date, and (y) the amount payable to the Trust or the Corporation, subject to reduction for reasonably related costs (other than overhead and similar expenses), by the Department of Transportation of the State of Florida as compensation for the taking of a portion of Loehmann's Fashion Island located in Aventura, Florida, less any expenses incurred by the Holders' Representative as set forth in the following paragraph (such sum hereinafter referred to as the "Contingent Payment"). Immediately prior to the Effective Time, the Trust will assign all of its rights to the Contingent Payment to an escrow agent (the "Escrow Agent") and provide such Escrow Agent with a list of shareholders of the Trust entitled to Contingent Payment Rights as of the Effective Time. The Escrow Agent, promptly after its receipt of any distributions in respect of such Contingent Payment, will distribute such distributions, net of any fees of such Escrow Agent and net of such Escrow Agent's costs and expenses in acting as escrow agent, pro rata to the holders of Contingent Payment Rights. The rights of the holders of the Contingent Payment Rights to receive funds from the Escrow Agent shall be represented by the Escrow Agreement (the "Escrow Agreement") to be executed by and between the Trust

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and the Escrow Agent. The Contingent Payment Rights will not be assignable or transferable except by operation of law and will not be evidenced by any certificate or other instrument. The Contingent Payment Rights will not pay any dividends or bear any stated rate of interest and will have no voting or other rights. The Contingent Payment Rights will represent only the contingent right to receive a pro rata portion of the Contingent Payment as described in this
Section 4.1(b).

         By approving the Merger, the recipients of Contingent Payment Rights designate Robert M. Melzer as their representative (the "Holders' Representative") and authorize him to take all action necessary in connection with the distribution of the Contingent Payment, or the settlement of any dispute related thereto. All decisions and actions by the Holders' Representative shall be binding upon all of the holders of Contingent Payment Rights, and no Holder shall have the right to object, dissent, protest or otherwise contest the same. The Surviving Corporation shall be able to rely conclusively on the instructions and decisions of the Holders' Representative as to any actions required or permitted to be taken by the holders of Contingent Payment Rights or the Holders' Representative hereunder, and no holder of Contingent Payment Rights hereunder shall have any cause of action against the Surviving Corporation for any action taken by the Surviving Corporation in reliance upon the instructions or decisions of the Holders' Representative. All expenses incurred by the Holders' Representative in connection with the collection of amounts from the State of Florida and the distribution of the Contingent Payment shall be deducted from the Contingent Payment before the Contingent Payment is distributed to the holders of the Contingent Payment Rights and such amount shall be used to reimburse the Holders' Representative for such expenses. In addition, the Holders' Representative shall be indemnified, to the extent permitted by the Charter of the Surviving Corporation, by the Surviving Corporation for all loss, expense or liability (including reasonable attorney's fees and expenses) that (i) prior to the distribution of the Contingent Payment, exceeds the amount of the Contingent Payment and (ii) following the distribution of the Contingent Payment, arises out of or in connection with such distribution to the extent and in the same manner as if the Holders' Representative was acting as an officer of the Surviving Corporation. The Holders' Representative shall be deemed to be an express third party beneficiary of the provisions of this Section 4.1(b).

                  (c) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time, all Shares of the Trust shall cease to be outstanding, shall be canceled and retired and shall cease to exist and each holder of a certificate representing any Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive, without interest, the Merger Consideration and cash in lieu of fractional shares of Corporation Common Stock in accordance with Sections 4.1(a), 4.1(b) and 4.2(e) upon the surrender of such certificate.

                  (d) Each outstanding option to purchase Shares of the Trust shall be either exercised and exchanged for Shares of the Trust prior to the Effective Time or canceled in accordance with its terms prior to the Effective Time. The provisions in any plan, program or

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arrangement providing for the issuance or grant of any interest in respect of the Shares of the Trust shall be canceled as of the Effective Time.

                  (e) Each Share issued and held in the Trust's treasury at the Effective Time, if any, by virtue of the Merger, shall cease to be outstanding, shall be canceled and retired and shall cease to exist and no payment of any consideration shall be made with respect thereto.

                  (f) At the Effective Time, each share of Corporation Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Corporation or the holder of such shares, be canceled and retired without payment of any consideration therefor.

         Section 4.2 Exchange of Certificates Representing Shares.

                  (a) As of the Effective Time, the Corporation shall deposit, or shall cause to be deposited, with an exchange agent selected by the Corporation on or prior to the Effective Time (the "Exchange Agent"), for the benefit of the holders of Shares, for exchange in accordance with this Article 4, certificates representing the shares of Corporation Common Stock, the Cash Consideration and cash in lieu of fractional shares of Corporation Common Stock (such cash and certificates being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 4.1 and paid pursuant to this Section
4.2 in exchange for outstanding Shares.

                  (b) Promptly after the Effective Time, the Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates representing Shares (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to such certificates shall pass, only upon delivery of such certificates to the Exchange Agent and shall be in such form and have such other provisions as the Corporation may reasonably specify, (ii) any other required documents, (iii) instructions for use in effecting the surrender of such certificates in exchange for certificates representing shares of Corporation Common Stock, the Cash Consideration and cash in lieu of fractional shares, (iv) a description of the Contingent Payment Right and (v) a description of the Escrow Agreement. Upon surrender of a certificate representing Shares for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such certificate shall be entitled to receive in exchange therefor (x) a certificate representing the number of whole shares of Corporation Common Stock to which such holder shall be entitled and
(y) a check representing the Cash Consideration and the amount of cash in lieu of fractional shares, plus the amount of any dividends, or distributions, if any, pursuant to paragraph (c) below, after giving effect to any required withholding tax, and the certificate for Shares so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares or on the dividend or distribution, if any, payable to holders of certificates representing Shares pursuant to this Section 4.2. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Trust, a certificate representing the proper number of shares of

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Corporation Common Stock, together with a check for the Cash Consideration and the cash to be paid in lieu of fractional shares plus, to the extent applicable, the amount of any dividend or distribution, if any, payable pursuant to paragraph (c) below, may be issued to such a transferee if the certificate representing Shares of the Trust is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

                  (c) Notwithstanding any other provisions of this Agreement, no dividends or other distributions on Corporation Common Stock shall be paid with respect to any Shares represented by a certificate until such certificate is surrendered for exchange as provided herein; provided, however, that subject to the effect of applicable laws, following surrender of any such certificate, there shall be paid to the holder of the certificates representing whole shares of Corporation Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Corporation Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Corporation Common Stock, less the amount of any withholding taxes which may be required thereon.

                  (d) At and after the Effective Time, there shall be no transfers on the stock transfer books of the Trust of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates for shares of Corporation Common Stock and cash in lieu of fractional shares in accordance with this Section 4.2.

                  (e) No fractional shares of Corporation Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share of Corporation Common Stock pursuant to Section 4.1(a), each holder of Shares upon surrender of a certificate for exchange shall be paid an amount in cash (without interest), equal to the product of (i) the fraction of a share of Corporation Common Stock which such holder would otherwise be entitled to receive under this
Article 4 and (ii) $3.13.

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                        ARTICLE 5. CONDITIONS TO CLOSING

         The respective obligations of the Trust and the Corporation to consummate the Merger are subject to the following conditions:

         Section 5.1 Shareholder Approval. This Agreement shall be approved (i) by the holders of two-thirds of the Shares of beneficial interest of the Trust and (ii) by the Trust as sole stockholder of the Corporation, in accordance with applicable law and the charter and the by-laws of the Corporation.

         Section 5.2 Investment Agreement. The Investment Agreement shall have been executed by all parties thereto.

         Section 5.3 Merger Agreements. The following agreements shall have been executed: (i) Contribution and Merger Agreement by and between Framingham York Associates Limited Partnership, a Massachusetts limited partnership ("FYA"), and Beal Properties Pine Hill Limited Partnership, a Massachusetts limited partnership ("BPPH"), pursuant to which FYA shall merge into BPPH and (ii) Contribution and Merger Agreement by and between Property Capital Trust, L.P., a Massachusetts limited partnership ("PCT LP"), and BPPH pursuant to which PCT LP shall merge into BPPH.

         Section 5.4 Satisfaction of Obligations. Prior to the Effective Time, the Trust shall have satisfied all obligations of the Trust related to (i) the bonus plans, compensation plans and other employee benefit plans listed on
Schedule 3.17 of the Investment Agreement and (ii) any out of pocket expenses incurred by the Trust in connection with the transactions contemplated hereunder and under the other Transaction Documents that are not reimbursable pursuant to
Section 11.10 of the Investment Agreement. In the event cash and cash equivalents held by the Trust as of the Effective Time are insufficient to satisfy such obligations of the Trust, the Contingent Payment shall be reduced by the amount of such obligations.

                           ARTICLE 6. INDEMNIFICATION

         Section 6.1 No modification. The Surviving Corporation's Charter and the Surviving Corporation's By-laws and the operating partnership agreement (the "Partnership Agreement") of PCT LP shall contain provisions with respect to indemnification, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at or before the Effective Time were trustees, officers, employees, shareholders or agents of the Trust, unless such modification is required by law.

         Section 6.2 Indemnification. The Surviving Corporation, to the fullest extent permitted under the Surviving Corporation's Charter or the Surviving Corporation's By-laws, and PCT LP, to the fullest extent permitted under the Partnership Agreement, shall indemnify

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and hold harmless, each present and former trustee, officer, employee or shareholder (in connection with the affairs of the Trust) of the Trust (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (i) arising out of or pertaining to the transactions contemplated by this Agreement or (ii) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time for a period of six (6) years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (x) the Surviving Corporation shall promptly pay expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law, (y) at its election, the Surviving Corporation shall be entitled to control the defense of any claim, suit, proceeding or investigation, provided that the Surviving Corporation shall acknowledge liability to the Indemnified Party for such claim, suit, proceeding or investigation under this Section 6.2, and, to the extent the Surviving Corporation so elects, it may select the counsel for such purpose (provided that such counsel shall be reasonably satisfactory to the Indemnified Party and that the Indemnified Party shall have the right to employ separate counsel, but the fees and expenses of such counsel shall be at the Indemnified Party's expense unless in such claim or action the Indemnified Party reasonably concludes, based upon advice of legal counsel, that there is a conflict between the positions of the Surviving Corporation and the Indemnified Party, or between the Indemnified Party and other Indemnified Parties that would preclude or render inadvisable joint or multiple representation of such parties, in which case if the Indemnified Party notifies the Surviving Corporation, the Surviving Corporation shall not have the right to assume such defense of such action on behalf of the Indemnified Party and the Surviving Corporation shall pay the reasonable fees and expenses of counsel for the Indemnified Party; provided, however, that the Surviving Corporation shall not be required to pay the fees and expenses of more than one separate counsel for all Indemnified Parties unless there is under applicable standards of professional conduct, a conflict between the positions of any two or more Indemnified Parties that would preclude or render inadvisable joint or multiple representation of such parties). Any Indemnified Party wishing to claim indemnification under this Section 6.2, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Surviving Corporation thereof, provided that the failure to so notify shall not affect the obligations of the Surviving Corporation except to the extent such failure to notify materially prejudices such party; and (z) the Indemnified Parties and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld) and the Surviving Corporation shall not enter into a settlement without the consent of the Indemnified Party unless such settlement contains complete exoneration of the Indemnified Party; and provided; further, that in the event that any claim or claims for indemnification are asserted or made within such ten-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims.

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         Section 6.3 Additional coverage. At or prior to the Effective Time, the
Corporation shall purchase or keep in effect directors' and officers' liability insurance coverage for the Trust's trustees and officers in a form reasonably acceptable to the Trust which shall provide such Trustees and officers with so-called tail or other coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have other terms not substantially less favorable to the insured persons than, the directors' and officers' liability insurance coverage presently maintained by the Trust.

         Section 6.4 Third-party rights. This Article 6 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of the Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Article 6. The provisions for indemnification contained in this Section Article 6 are not intended to be exclusive and are without prejudice to any other rights to indemnification or advancement of funds which any Indemnified Party may otherwise have.

                             ARTICLE 7. TERMINATION

         The parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time. Upon such termination, no party hereunder shall have any further rights or obligations pursuant to this Agreement.

                            ARTICLE 8. MISCELLANEOUS

         Section 8.1 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the parties and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter hereof.

         Section 8.2 Succession and Assignment; Third-Party Rights. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party. Except as expressly provided in Article 6 and Section 4.1(b), nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         Section 8.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

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         Section 8.4 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of The Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Massachusetts.

         Section 8.6 Amendments. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both parties.

         Section 8.7 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         Section 8.8 Expenses. Subject to Section 11.10 of the Investment Agreement, each of the parties will bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

         Section 8.9 Service of Process. The Corporation may be served with process in the State of Maryland in any proceeding for the enforcement of any obligation of the Trust, as well as for enforcement of any obligations of the Corporation arising from the Merger, and it does hereby irrevocably appoint the Secretary of State of the State of Maryland as its agent to accept service of process in any such suit or other proceedings. The address to which a copy of such process shall be mailed by the Secretary of State to the Corporation is 101 Federal Street, Boston, MA 02110.

         Section 8.10 Exculpation. The parties to this Agreement acknowledge and agree that the obligations of the Trust hereunder do not and shall not constitute personal obligations of the Trustees, officers, employees or shareholders of the Trust, or any of them, and shall not involve any claim against or personal liability on any of them, and the parties to this Agreement agree to look only to the assets of the Trust in respect thereof and not to seek recourse against such Trustees, officers, employees or shareholders or any of them or their personal assets for such satisfaction.

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


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on as of the date first above written.

                                             PROPERTY CAPITAL TRUST


                                             By: /s/ Robert M. Melzer
                                                 --------------------
                                                 Robert M. Melzer, President and
                                                 Chief Executive Officer



                                             MARYLAND PROPERTY CAPITAL
                                             TRUST, INC.


                                             By: /s/ Bruce A. Beal
                                                 -----------------
                                                 Bruce A. Beal, President

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